Sight Sciences Reports Third Quarter 2021 Financial Results

MENLO PARK, Calif., November 10, 2021 (GLOBE NEWSWIRE) -- Sight Sciences, Inc. (Nasdaq: SGHT), an eyecare technology company focused on creating innovative solutions intended to transform standards of care and improve patients’ lives, today reported financial results for the quarter ended September 30, 2021.

Recent Business Highlights

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Generated record third quarter 2021 total revenue of $13.1 million, an increase of 51% compared to the prior year period
•
Expanded gross margin to 84% in the third quarter 2021 versus 70% in the prior year period
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Received FDA Investigational Device Exemption (IDE) approval for PRECISION, a three-armed combination cataract MIGS randomized controlled trial (RCT) to assess the safety and effectiveness of canaloplasty-alone procedures using the OMNI® Surgical System
•
Submitted 510(k) seeking expanded indication for use of TearCare® System for dry eye disease due to meibomian gland dysfunction
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Peer-reviewed publications in Clinical Ophthalmology reported favorable two-year outcomes of standalone use of the OMNI® Surgical System in mild to moderate open-angle glaucoma; and in Cornea reported that a single TearCare® treatment significantly alleviated the signs and symptoms of dry eye disease in patients with meibomian gland dysfunction based on results from the OLYMPIA RCT
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The Centers for Medicare and Medicaid Services (CMS) published the final reimbursement rules for CPT code 66174, which is used to report OMNI procedures performed as a standalone (without concomitant cataract surgery) or in combination with cataract surgery, to take effect January 1, 2022. The final rules establish national unadjusted rates for CPT code 66174 of $739 for the physician fee for standalone OMNI procedures, $1,003 for the physician fee for combination cataract OMNI procedures, $1,919 for the facility fee for standalone OMNI procedures in ambulatory surgery centers (ASCs), $2,450 for the facility fee for combination cataract OMNI procedures in ASCs, and $4,000 for the facility fee for OMNI in hospital outpatient departments (HOPDs), standalone or with cataract surgery.

“We are very pleased with our outstanding performance in the third quarter, driven by strong surgeon adoption and utilization of OMNI®,” said Paul Badawi, co-founder and Chief Executive Officer of Sight Sciences. “We made significant progress expanding OMNI’s adoption and usage by surgeons in the established MIGS Combination Cataract segment while continuing development of the underpenetrated and substantially larger Standalone MIGS segment. We believe the final rules issued by CMS now more accurately reflect the relative work, skill, and intensity between comprehensive, circumferential canalicular surgery with OMNI versus injections of canal implants. Given the overall clinical and economic value of OMNI and its safety and efficacy profile, we’re very pleased that the final rules support continued and improved patient access to OMNI. Additionally, we submitted a 510(k) for TearCare® seeking an expanded indication for use for dry eye disease due to MGD, while also advancing clinical studies to support market access initiatives among Medicare and commercial payors.”

Third Quarter 2021 Financial Results

Revenue for the third quarter of 2021 was $13.1 million, an increase of $4.5 million, or 51%, compared to the third quarter of 2020. Surgical Glaucoma revenue in the third quarter of 2021 was $12.4 million, an increase of 58% compared to the prior year period. The growth was primarily driven by an increase in both the number of facilities ordering OMNI® and utilization per ordering facility during the third quarter of 2021 as compared to 2020. Dry Eye revenue in the third quarter of 2021 was $0.7 million, a decrease of 15% from the previous year. This decrease reflected the implementation of more focused customer targeting strategy in the fourth quarter of 2020 that is designed to address and enhance market access to the TearCare® System over the long-term. Dry Eye revenues have demonstrated continued strong sequential growth since the beginning of that initiative.

Gross profit for the third quarter of 2021 was $11.0 million compared to $6.0 million for the third quarter of 2020. Gross margin for the third quarter of 2021 was 84%, as compared to 70% in the same period of last year. The gross margin improvement was attributable mainly to OMNI® manufacturing cost reductions resulting from transitioning production to high volume, lower cost contract manufacturers and increased revenues covering largely fixed allocated labor and manufacturing overhead.

Operating expenses were $25.1 million for the third quarter of 2021 compared to $13.4 million in the corresponding prior year period, representing an 87% increase. Operating expenses as a percentage of revenues increased from 155% in the third quarter of 2020 to 191% in the third quarter of 2021. The increase in operating expenses was primarily driven by additions to personnel and continued investment in R&D and SG&A to support the Company’s growth, including stock-based compensation of $1.9 million compared to $0.2 million in the prior year period. Additionally, other expense was $2.0 million compared to $0.2 million in the prior year period, due to a final fair value remeasurement of since-exercised preferred stock warrants upon Sight Sciences’ IPO.

Net loss was $17.2 million in the third quarter of 2021 ($0.43 per share), as compared to $8.1 million in the corresponding period of the prior year ($0.85 per share).

Cash and cash equivalents totaled $271.5 million and total debt was $32.5 million as of September 30, 2021. In July 2021, the Company completed an initial public offering, raising $252.2 million of net proceeds.

2021 Financial Guidance

Sight Sciences projects revenue for the full year 2021 to range from $47.5 million to $48.5 million, which represents approximately 74% growth compared to 2020.

Conference Call
Sight Sciences’ management team will host a conference call today, November 10, 2021, beginning at 4:30 pm ET. Investors interested in listening to the call may do so by dialing 1-844-287-7410 for domestic callers or 1-914-800-3942 for international callers, five to ten minutes prior to the start time, using the passcode: 6837927. A live and recorded webcast of the call will be available on the “Investors” section of the Company’s website at https://investors.sightsciences.com/.

About Sight Sciences
Sight Sciences is an eyecare technology company focused on developing and commercializing innovative solutions intended to transform standards of care and improve patients’ lives. Using minimally invasive or non-invasive approaches to target the underlying causes of the world’s most prevalent eye diseases, Sight Sciences seeks to create more effective treatment paradigms that enhance patient care and supplant conventional outdated approaches. The Company’s OMNI® Surgical System is a minimally invasive glaucoma surgery (MIGS) device indicated to reduce intraocular pressure in adult patients with primary open-angle glaucoma (POAG), the world’s leading cause of irreversible blindness. The Company’s TearCare® System is commercially available today as a wearable, office-based thermal eyelid technology that enables the controlled application of localized heat to the eyelids. The Company has a 510(k) pending for the clearance of the TearCare System for an expanded indication for the application of localized heat therapy in adult patients with evaporative dry eye disease due to meibomian gland dysfunction (MGD). For more information, visit www.sightsciences.com.

OMNI® and TearCare® are registered trademarks of Sight Sciences.

© 2021 Sight Sciences. All rights reserved.

Forward-Looking Statements
This press release, together with other statements and information publicly disseminated by the

Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Any statements made in this press release or during the earnings call that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements address various matters including without limitation the objectives of management, information concerning possible or assumed future results of operations, the Company’s revenue outlook, and descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions. We base these forward-looking statements on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances at such time. Although we believe that these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our business, results of operations and financial condition and could cause actual results to differ materially from those expressed in the forward-looking statements. These statements are not guarantees of future performance or results. The forward-looking statements are subject to and involve risks, uncertainties and assumptions, and you should not place undue reliance on these forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the following: estimates of our total addressable market, future revenue, expenses, capital requirements, and our needs for additional financing; our ability to enter into and compete in new markets; the impact of the COVID-19 pandemic on our business, our customers’ and suppliers’ businesses and the general economy; our ability to compete effectively with existing competitors and new market entrants; our ability to scale our infrastructure; our ability to manage and grow our business by expanding our sales to existing customers or introducing our products to new customers; our ability to establish and maintain intellectual property protection for our products or avoid claims of infringement; potential effects of extensive government regulation; our ability to obtain and maintain sufficient reimbursement for our products; our abilities to protect and scale our intellectual property portfolio; our ability to obtain and maintain regulatory approvals and clearances for our products that support our business strategies and growth; our ability to successfully execute our clinical trial roadmap; our ability to hire and retain key personnel; our ability to obtain financing in future offerings; the volatility of the trading price of our common stock; our expectation regarding the time during which we will be an emerging growth company under the Jumpstart Our Business Startups Act (the “JOBS Act”); our ability to maintain proper and effective internal controls; and the other important factors discussed under the caption “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 10, 2021 and in the Company’s subsequent filings with the SEC. These cautionary statements should not be construed by you to be exhaustive and are made only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Media contact:
Shay Smith
Health+Commerce
707.971.9779
shay@healthandcommerce.com

Investor contact:
Philip Taylor
Gilmartin Group
415.937.5406
Investor.Relations@Sightsciences.com

SIGHT SCIENCES, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)

	September 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$271,475	$61,511
Accounts receivable, net	8,920	5,363
Inventory, net	2,948	2,598
Prepaid expenses and other current assets	4,493	1,161
Total current assets	287,836	70,633
Property and equipment, net	1,420	1,269
Operating lease right-of-use assets	1,612	518
Other noncurrent assets	182	386
Total assets	$291,050	$72,806
Liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,839	$2,158
Accrued compensation	4,639	4,070
Accrued and other current liabilities	3,837	3,086
Total current liabilities	10,315	9,314
Long-term debt	32,486	31,955
Other noncurrent liabilities	2,273	3,055
Total liabilities	45,074	44,324
Commitments and contingencies (Note 6)
Redeemable convertible preferred stock:
Convertible preferred stock, $0.001 par value; 10,000,000 shares authorized as of September 30, 2021, no shares issued and outstanding as of September 30, 2021; 14,241,390 shares authorized as of December 31, 2020, 12,767,202 shares issued and outstanding as of December 31, 2020; aggregate liquidation preference of $118.6 million as of December 31, 2020	—	117,331
Stockholders’ equity (deficit):
Common stock par value of $0.001 per share; 200,000,000 and 21,831,000 shares authorized as of September 30, 2021 and December 31, 2020, respectively; 47,292,022 and 9,509,182 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	49	9
Additional paid-in-capital	382,992	1,183
Accumulated deficit	(137,065)	(90,041)
Total stockholders’ equity (deficit)	245,976	(88,849)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$291,050	$72,806

SIGHT SCIENCES, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$13,101	$8,651	$34,271	$18,649
Cost of goods sold	2,062	2,620	6,668	6,833
Gross profit	11,039	6,031	27,603	11,816
Operating expenses:
Research and development	4,279	2,158	11,265	6,001
Selling, general and administrative	20,790	11,228	53,100	29,570
Total operating expenses	25,069	13,386	64,365	35,571
Loss from operations	(14,030)	(7,355)	(36,762)	(23,755)
Interest income	—	1	—	30
Interest expense	(1,122)	(538)	(3,288)	(1,639)
Other expense, net	(2,001)	(197)	(6,884)	(179)
Loss before income taxes	(17,153)	(8,089	(46,934)	(25,543)
Provision for income taxes	16	8	90	45
Net loss and comprehensive loss	$(17,169)	$(8,097)	$(47,024)	$(25,588)
Net loss per share attributable to common stockholders, basic and diluted	$(0.43)	$(0.85)	$(2.38)	$(2.70)
Weighted-average shares outstanding, basic and diluted	39,849,769	9,493,548	19,772,145	9,467,039